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                                                                EXHIBIT 99(a)(4)

Dear Ariba Employees:

Further to Keith's message earlier today, below are links to our Stock Option Exchange Program site with the details of Program. Read the information provided and, as Keith advised in his message, consider your decision carefully.

Your Election form, if you wish to participate in this program, must be received by Stock Programs by 9PM Pacific Time on March 9, 2001. See instructions on Election form. If you have questions after reading the Offer to Exchange, the FAQ, and the Election Concerning Exchange of Stock Options, please attend a communications session, see webcast presentation with audio, or contact your Stock Programs or HR representative. The website below contacts information about all of the above.

Stock Option Exchange Website: [links participants to a web site which includes links to all of the documents referenced below]

*"Frequently Asked Questions" excerpt from Offer (see below) [links participants to the summary of terms section of the offer to exchange, attached hereto as Exhibit (a)(1)]

*Offer to Exchange - Word version [links participants to the offer to exchange, attached hereto as Exhibit (a)(1)]

*Offer to Exchange - Html version (lower quality formatting) [links participants to the offer to exchange, attached hereto as Exhibit (a)(1)]

*Election form - Word version (can be returned via email) [links participants to the election concerning exchange of stock options form, attached hereto as Exhibit (a)(2)]

*Election form - Html version (can be printed and faxed or mailed) [links participants to the election concerning exchange of stock options form, attached hereto as Exhibit (a)(2)]

For the webcast URL, contact names, and communication schedule, go directly to the Stock Programs Options Exchange site at [links participants a web site which includes links to all of the documents referenced above]